Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Prudential plc

We consent to the incorporation by reference in the registration statement (No. 333-153367) on Form F-3 and the registration statement (No. 333-100143) on Form S-8 of Prudential plc of our reports dated May 18, 2009, with respect to the consolidated balance sheets of Prudential plc and its subsidiaries as at December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2008 and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Prudential plc.

Our report refers to the adoption of IFRIC 14, ‘IAS19 - The limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction’ which provides guidance on the recognition of surpluses in, and funding obligations for, defined benefit pension schemes.

May 18, 2009	By:	/s/ KPMG AUDIT PLC

KPMG Audit Plc
London, England